UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2015

PINNACLE FOODS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35844	35-2215019
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

399 Jefferson Road, Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 541-6620

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On November 24, 2015, Pinnacle Foods Inc. issued a press release announcing that it had entered into a definitive merger agreement for the acquisition of Boulder Brands, Inc. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release, dated November 24, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FOODS INC.

Date: November 24, 2015	By:	/s/ Craig Steeneck
		Name:	Craig Steeneck
		Title:	Executive Vice President and Chief Financial Officer

PINNACLE FOODS INC.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated November 24, 2015